Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 31, 2017 relating to the consolidated financial statements of LM Funding America Inc. and subsidiaries as of and for the year ended December 31, 2016, which appears in LM Funding America Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Skoda Minotti & Co.

Tampa, Florida

October 22, 2018